Exhibit 10.1

Employment Agreement*

Employer (Party A): Ruili Group Ruian Auto Parts Co., Ltd.

Address: 1169 Yumeng Road, Ruian Economic Development District, Ruian City, Zhejiang Province, China

Tel: 0086-0577-65817721

Legal Representative: Xiao Ping Zhang

Employee (Party B): Jin Rui Yu

Gender: Female

Date of Birth: February 2, 1975

Education: Bachelor degree

Home Address: 24 Xin Jie, Yu Hai Ban Shi Chu, Rui An City, Zhe Jiang Province, China

Tel: 13587576000

According to the Labor Law of the People's Republic of China and the Law of the People's Republic of China on Employment Contracts, Party A and Party B agree to enter into this Employment Agreement and shall follow the following terms and conditions:

  Contract Term

The term of the contract starts from March 3, 2012 and will expire on March 3, 2017.

  Work Scope

As decided by Party A’s board resolution, Ms. Jin Rui Yu will be the Chief Operating Officer (COO) of Party A.

  Work Time

Party B shall follow 8-hour working day system.

  Compensation

As decided by Party A’s board resolution, Ms. Jin Rui Yu’s annual salary as the COO is fifty thousand U.S. dollars (USD$50,000).

  Social Insurance and Welfare

Party A shall pay for the social insurance to Party B according to national and local laws and regulations regarding social insurance. The individual contribution part of the social insurance can be withheld by Party A from Party B’s salary and paid by Party A on behalf of Party B.

Upon termination or expiration of this Employment Agreement, Party A shall assist Party B with applicable procedures related to social insurance.

  Compliance with labor laws and regulations

Party A shall disclose to Party B all rules made pursuant to laws and regulations of the People’s Republic of China. Party B shall comply with the rules made by Party A and complete the assigned tasks, improve professional skills, comply with workplace safety rules, employment rules and ethic rules. If Party B violates any employment rules, Party A can give Party B administrative penalty, administrative sanctions, economic sanctions and so on, until this Employment Agreement is terminated.

  Amendment, Termination, Expiration and Renewal of the Employment Agreement

If the objective situations that this Employment Agreement was relied on have changed materially and resulted in the inability to perform this Employment Agreement, after negotiated and agreed by the parties, the relevant provisions of this Employment Agreement can be amended.

If both parties agree, this Employment Agreement can be terminated.

  Dispute Resolution

Any disputes arising from performing this Employment Agreement shall be resolved through negotiations by the parties. If such disputes cannot be resolved through negotiations, the parties may submit to Rui An City Labor Dispute Arbitration Committee for arbitration. If the parties do not agree with the arbitration decision, the parties can petition to the Rui An City People’s Court.

  Others

Other issues not covered by this Employment Agreement can be resolved through negotiation by the parties.

This Employment Agreement is effective as of the date both parties apply their seals. This Employment Agreement is executed in two counterparts, with Party A and Party B each holding one copy.

Party A	Party B
Ruili Group Ruian Auto Parts Co., Ltd.	Jin Rui Yu
(seal)	(signature)

/s/ Jin Rui Yu
March 3, 2012	March 3, 2012

*This Employment Agreement is an English Translation of the original Employment Agreement.